UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2010
OPKO Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-33528 (Commission File Number)	75-2402409 (IRS Employer Identification No.)
4400 Biscayne Blvd
Miami, Florida 33137
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (305) 575-4100

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     In connection with the preparation of OPKO Health Inc.’s (the “Company”) financial statements for the three and nine months ended September 30, 2010, the Company reevaluated its accounting for the September 28, 2009 Series D Convertible Preferred Stock (the “Preferred Stock”) offering and determined that it did not properly account for the beneficial conversion feature of the Preferred Stock. In connection with the issuance of 1,209,667 shares of Preferred Stock, it issued warrants to purchase up to an aggregate of 3,024,194 shares of its common stock at an exercise price of $2.48 per share. The Company should have allocated the $30 million in proceeds received from the issuance of the Preferred Stock and warrants to those instruments based on their relative fair values, which would have resulted in a $3.9 million beneficial conversion feature. Because the Preferred Stock was immediately convertible into common stock, the beneficial conversion feature should have been immediately recognized as a deemed dividend and should have increased the loss attributable to common shareholders. In addition, the Company is correcting the classification of the Preferred Stock from a component of equity to the mezzanine section of the balance sheet.
     As a result, on November 8, 2010, the Audit Committee of the Board of Directors concluded that the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2009, and interim condensed consolidated financial statements for the quarterly and year-to-date periods ended September 30, 2009, and as of March 31, 2010 and June 30, 2010, should no longer be relied upon. The Company is restating its previously issued consolidated financial statements as of and for the year ended December 31, 2009, and interim condensed consolidated financial statements for the quarterly and year-to-date periods ended September 30, 2009, and as of March 31, 2010 and June 30, 2010, in amendments to its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the interim periods ended March 31, 2010 and June 30, 2010. The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this report with Ernst & Young LLP, the Company’s independent registered public accounting firm.
     The Company’s restated consolidated financial statements will reflect the following changes:

Condensed Consolidated Summary Balance Sheet Information as of
	September 30, 2009			December 31, 2009			March 31, 2010			June 30, 2010
(in thousands)	As reported	Adjustment	Restated	As reported	Adjustment	Restated	As reported	Adjustment	Restated	As reported	Adjustment	Restated

Total Liabilities	$19,256	$—	$19,256	$29,703	$—	$29,703	$31,059	$—	$31,059	$17,962	$—	$17,962

Series D Preferred Stock	—	26,128	26,128	—	26,128	26,128	—	26,128	26,128	—	26,128	26,128

Shareholders’ equity Series A Preferred Stock	9	—	9	10	—	10	10	—	10	10	—	10
Series D Preferred Stock	12	(12)	—	12	(12)	—	12	(12)	—	12	(12)	—
Common Stock	2,536	—	2,536	2,538	—	2,538	2,552	—	2,552	2,553	—	2,553
Treasury Stock	(61)	—	(61)	(61)	—	(61)	(61)	—	(61)	(61)	—	(61)
Additional paid-in capital	392,181	(26,116)	366,065	393,144	(26,116)	367,028	396,338	(26,116)	370,222	397,898	(26,116)	371,782
Accumulated deficit	(330,330)	—	(330,330)	(339,229)	—	(339,229)	(343,976)	—	(343,976)	(350,251)	—	(350,251)
Cumulative translation adjustment	—	—	—	1,313	—	1,313	969	—	969	(108)	—	(108)

Total shareholders’ equity	64,347	(26,128)	38,219	57,727	(26,128)	31,599	55,844	(26,128)	29,716	50,053	(26,128)	23,935

Total liabilities, Series D Preferred Stock and shareholders’ equity	$83,603	$—	$83,603	$87,430	$—	$87,430	$86,903	$—	$86,903	$68,015	$—	$68,015

Condensed Consolidated Summary Statements of Operations Information
(in thousands)	For the three months ended September 30, 2009			For the nine months ended September 30, 2009			For the year ended December 31, 2009

	As reported	Adjustment	Restated	As reported	Adjustment	Restated	As reported	Adjustment	Restated

Net loss	$(6,354)	$—	$(6,354)	$(21,027)	$—	$(21,027)	$(30,113)	$—	$(30,113)
Preferred stock dividend	(72)	(3,872)	(3,944)	(188)	(3,872)	(4,060)	(846)	(3,872)	(4,718)

Net loss attributable to common shareholders	$(6,426)	(3,872)	$(10,298)	$(21,215)	(3,872)	$(25,087)	$(30,959)	(3,872)	$(34,831)

Basic and diluted loss per share	$(0.03)	$(0.02)	$(0.04)	$(0.09)	$(0.02)	$(0.11)	$(0.13)	$(0.02)	$(0.15)

Weighted average number of common shares outstanding, basic and diluted	252,986,149		252,986,149	226,273,290		226,273,290	233,191,617		233,191,617
     On November 9, 2010, the Company issued a press release concerning the restatement and the filing of amendments to its previously filed Form 10-K for the year ended December 31, 2009, and Form 10-Qs for the quarters ended March 31, 2010 and June 30, 2010. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated November 9, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.
By	/s/ Adam Logal
	Name:	Adam Logal
	Title:	Executive Director of Finance, Chief Accounting Officer and Treasurer

Date November 9, 2010